Exhibit 10.12

Evotec Version 1, 1st August 2019

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH

(i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO

THE COMPANY IF PUBLICLY DISCLOSED

Drug Discovery & Development Services Agreement

Evotec International GmbH

and

Novo Nordisk A/S

This agreement (“Drug Discovery & Development Services Agreement” or “Agreement”) is by and between

Novo Nordisk A/S, Novo Allé, DK-2880, Bagsværd, Denmark (“Novo Nordisk”)

and

Evotec International GmbH, Manfred Eigen Campus, Essener Bogen 7, 22419 Hamburg, Germany Evotec (“Evotec”),

and is effective as of the date of the last signature hereunder (“Executive Date”).

Novo Nordisk and Evotec are each referred to individually as a “Party” and collectively referred to as the “Parties”.

Preamble

(A)	Evotec has developed and acquired certain “Evotec Technology” relating to the Services” (as hereinafter defined).

(B)	Novo Nordisk is interested in purchasing Services from Evotec.

(C)	Evotec is willing to provide such Services to Novo Nordisk.

(D)	This Agreement sets forth the terms and conditions for purchase and use of the Services.

NOW, THEREFORE, the Parties hereby acknowledge, and intend to be legally bound, and otherwise be bound by proper and reasonable conduct, agree as follows:

1.	Definitions

For the purposes of this Drug Discovery & Development Services Agreement, all terms used with capital letters shall have the meaning assigned to such terms in Section 1 below.

“Affiliates”	shall mean, with respect to either Party, any Person that controls, is controlled by or is under common control with such first Party. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such Person.

Appendix (ces)	shall mean the appendix(ces) to this Agreement

“Assay”	shall mean a testing system to detect the interaction of the Target(s) with the Compounds.

“Assay Development”	shall mean the activities to be carried out by Evotec to develop, optimize or adapt an Assay to the Evotec Technology as more particularly described in the Project Description(s).

“Business Day”	shall mean every day of the week except Saturday, Sunday and nationally recognized holiday of DenmarkItaly or Germany.

“Novo Nordisk Background IP”	shall mean all Intellectual Property Rights owned or Controlled by Novo Nordisk and licensed to Evotec by Novo Nordisk hereunder, such as all Intellectual Property Rights with regard to Novo Nordisk Compounds and Novo Nordisk Materials to be applied by Evotec in the conduct of the Projects.

“Novo Nordisk Compounds”	shall mean the physical samples or chemical structure information of substances provided to Evotec by Novo Nordisk upon which Evotec will perform Screening Services or other Services.

“Novo Nordisk Material”	shall mean all physical samples supplied to Evotec by Novo Nordisk, including Novo Nordisk Compounds, Reagents and other materials to be used in the performance of the Services as detailed in the Project Description(s).

“Compounds”	shall mean Novo Nordisk Compounds, Evotec Compounds and/or Project Compounds.

“Computational Chemistry Services”	shall mean computational chemistry services to be performed by Evotec under this Agreement as specified in the Project Description(s), using Evotec’s computational chemistry tools.

“Contract Term”	shall mean the period defined in Section 11.1.

“Control(led)”	shall mean with respect to any Intellectual Property Right, that the Party controlling such right owns a transferable interest or has a license to practice such Intellectual Property Right and has the ability to grant the other Party access, a license or a sublicense (as applicable) to practice such Intellectual Property Right.

“DMPK Services”	shall mean in vitro and in silico DMPK services (Drug Metabolism and Pharmacokinetics services) and biological assay support as specified in the Project Description(s).

“Evotec Background IP”	shall mean all Intellectual Property Rights owned or Controlled by Evotec relating to (i) the Evotec Technology and (ii) Evotec Compounds (that constitute part of the Evotec Libraries).

“Evotec Compounds”	shall mean the physical samples of fragments and/or small molecules owned or Controlled by Evotec, with which Evotec will perform Screening Services or other Services.

“Evotec Libraries”	shall mean the libraries of Evotec Compounds or selections thereof kept by Evotec or any of its Affiliates.

“Evotec Technology”	shall mean the processes, methodology or technology as employed by Evotec in the performance of the Services, including but not limited to, assay technology, the Evotec Libraries, software, algorithms, databases, screening technology, structural biology technology, and chemical technology.

“FTE”	shall mean the equivalent of a full time scientist of Evotec based on one thousand six hundred and fifty (1650) hours per year, carried out by one or, as the case may be, more scientists of Evotec, each of whom may devote a portion of his or her time to the Project(s).

“Intellectual Property Rights”	shall mean any discovery, invention, formulation, know-how, method, technological development, enhancement, modification, improvement, work of authorship, computer software (including, but not limited to, source code and executable code) and documentation thereof, data or collection of data, whether patentable or not, or susceptible to copyright or any other form of legal protection.

“In Vivo Services”	shall mean in vivo pharmacology activities to be performed by Evotec as mutually agreed between the Parties, including (i) single or multiple dose studies (ii) in vivo DMPK studies (iii) Pharmacodynamic studies in the fields of CNS, diabetes, inflammation, obesity, oncology and pain (iv) In vivo profiling services, (v) dose-range finding studies (vi) tolerability studies and/or combinations thereof as specified in the Project Description(s).

“Licensee”	shall mean with respect to the Novo Nordisk any Person other than Novo Nordisk’s Affiliate(s), that is granted a license by the Novo Nordisk to develop, make, have made, use, offer for sale and sell product(s) derived from Compounds.

“Manufacturing Services”	means the manufacturing, quality control, quality assurance and stability testing, packaging and related services, as contemplated in this Agreement, required to produce the Deliverables.

“Medicinal Chemistry Services”	shall mean activities undertaken by Evotec to perform synthetic services to synthesise and/or acquire Project Compounds in order to optimise their properties as specified in the Project Description(s).

“Person”	shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

“Preclinical Services”	shall man all in vivo and in vitro studies to support regulatory filing applications, drug product formulation, drug product manufacture and drug substance manufacture.

“Profiling Services”	shall mean the additional characterization of Compounds that interact with the Target(s) as more particularly described in the respective Project Description(s), including dose response studies or other secondary testing and re-testing, and DMPK testing.

“Project(s)”	shall mean the individual Services to be provided and performed by Evotec for Novo Nordisk.

“Project Compounds”	shall mean a discrete organic chemical entity (i) developed and physically produced or (ii) the physical samples acquired from a third party under this Agreement—all as delivered to Novo Nordisk and/or used within any Services.

“Project Deliverables”	shall mean, with respect to each Project, the data, information, reports, Project Compounds, and other items set forth in the Project Description of such Project to be delivered by Evotec to Novo Nordisk in connection with the performance by Evotec of the Services specified in such Project Description.

“Project Description”	shall mean with respect to each Project, the written document to be attached to this Agreement as an Appendix prepared in accordance with Section 2.

“Project IP”	shall mean all Intellectual Property Rights conceived, discovered, invented or made by Evotec or Novo Nordisk during the course of the performance of the Services in the conduct of the Projects other than Evotec IP (as defined in Section 10.5).

“Project Leader	shall mean for each Project, the project manager or designated person who is overall responsible to scientifically manage the Project.

“Public Domain Target”	shall mean a Target which can be freely used without infringing Intellectual Property Rights.

“Reagent”	shall mean chemicals, proteins, antibodies, dyes, cells, conjugates or suchlike that are needed to perform Assay Development, Screening Services Profiling Services or other Services – other than Compounds.

“Reagent Development”	shall mean the activities performed by Evotec relating to the preparation of Reagents detailed in the respective Project Description(s).

“Screening Services”	shall mean the primary and/or secondary screening activities including the provision of the Evotec Library, as described in the respective Project Description(s), to be carried out by Evotec to identify whether the Compounds interact with the Target(s) as more particularly described in the respective Project Description(s).

“Section(s)”	shall mean the section(s) to this Agreement.

Services”	shall mean drug discovery and development activities to be performed by Evotec as mutually agreed between the Parties, including (i) Reagent Development, (ii) Assay Development, (iii) Screening Services, (iv) Profiling Services, (v) Structural Biology Services, (vi) Medicinal Chemistry Services, (vii) Computational Chemistry Services, (viii) In Vivo Services, (ix) DMPK Services, (x) Preclinical Services and/or (xi) Manufacturing Services and/or combinations thereof.

“Steering Committee”	shall mean the committee set up by the Parties in accordance with Section 3.

“Structural Biology Services”	shall mean structural biology activities to be performed by Evotec under this Agreement as specified in the Project Description(s), including e.g. crystallization, X-ray analysis or NMR analysis.

“Sub-Licensee”	shall mean with respect to the Novo Nordisk, any Person that is granted a sub-license by the Novo Nordisk to develop, make, have made, use, offer for sale and sell product(s) derived from the Compounds.

“Target”	shall mean a specific biological target to be used in the performance of the respective Screening Services or other Services as detailed in the respective Project Description(s).

“Technical Information Disclosure Package”	shall mean the necessary information for Evotec for the performance of a specific Project, to be provided by Novo Nordisk for the purposes of a specific Project as agreed between the Parties.

“Third Party”	shall mean any Person other than Evotec, Novo Nordisk and their respective Affiliates.

“Term”	shall mean the term of this Agreement as defined in Section 11.1.

References. Unless the context otherwise requires, all references to a particular Section or Appendix shall be a reference to that Section or Appendix, in or to the Agreement or Appendices as the same may be amended from time to time.

Headings. Headings are inserted for convenience only and shall have no effect on the meaning of the provisions thereof.

Appendices. The Appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of the Agreement. Any reference to the Agreement includes the Appendices. Any breach of the Appendices shall be deemed as a breach of this Agreement.

2.	Project Descriptions

2.1

Project Descriptions. Upon request of Novo Nordisk, Evotec shall propose a project description for the planned project. Each proposed project description developed by Evotec shall include the following information: (i) a reasonably detailed description of the Services to performed by Evotec; (ii) an estimated time frame for the completion of such proposed project; (iii) the Project Deliverables; (iv) pricing and payment schedule; and (v) other information which may be necessary to appropriately describe the Services to be performed by Evotec in respect of such proposed project, e.g. the number of FTEs.

2.2

Adoption of Proposed Projects by the Parties. The Parties hereby agree that each proposed project and proposed Project Description shall only be confirmed under this Agreement upon the written approval of both Parties. After such approval, the Parties hereby agree that (i) such proposed project will be deemed a “Project” for the purposes as that term is defined in this Agreement; and (ii) such proposed Project Description will be deemed attached to, and part of, this Agreement.

2.3

Reports. Evotec shall deliver (i) interim project reports (the “Interim Project Reports”) and (ii) final project reports (the “Final Project Reports”) to Novo Nordisk’s Project Leader as specified in each Project Description. (Interim Project Reports and Final Project Reports are collectively referred to as “Project Report(s)”).

Each Project Report shall provide (i) a summary of the status and progress of each Project, (ii) results, material developments and issues in respect to each Project and (iii) such other matters related to each Project as reasonably requested by the Steering Committee in accordance with Section 3.2.

3.	Program Management

3.1

Setting up the Steering Committee(s). Novo Nordisk and Evotec shall establish a Steering Commitee, which shall be composed of a minimum of two (2) people from each Party, with an equal number of members from each Party, and shall meet on at least a quarterly basis at times to be agreed between the Parties (i) alternating between both Parties’ sites, or (ii) by video conference, or (iii) by telephone conference (contact type to be mutually agreed between the Parties). Each Party shall be responsible for all travel and related expenses it may incur for the Steering Committee meetings. The Parties will share as equally as possible the cost and effort of providing administrative support to the Steering Committee, setting meeting agendas, keeping minutes of meetings, and otherwise assuring the operation of the Steering Committee.

3.2	Obligations of the Steering Committee. The Steering Committee will have the obligation to manage and review the progress of the Project(s). In particular, the Steering Committee shall:

3.2.1	Co-ordinate the activities of the Parties in relation to the Project(s);

3.2.2	Monitor the progress of the Project(s) and the Parties’ diligence in carrying out their responsibilities; and

3.2.3	Agree on type, format and contents of Project Reports to be provided by Evotec to Novo Nordisk in accordance with the agreed-upon Project(s).

3.3

Voting. The Steering Committee will take action by unanimous vote with each Party having a single vote, irrespective of the number of representatives a Party has on the Steering Committee. The Parties agree that, in voting on matters as described in this Section 3.3, it shall be conclusively presumed that each representative voting on behalf of each Party in the Steering Committee has the authority and approval of such member’s respective senior management in casting his or her vote.

3.4

Decision-Making. The Steering Committee will attempt to resolve matters by unanimous agreement. However, in a case where the Steering Committee cannot resolve a matter unanimously, it will be referred to senior management of Novo Nordisk and Evotec. In the event that an agreement cannot be reached by senior management within fourteen (14) days from the date of inquiry, Novo Nordisk will have the final decision on the matter, unless the decision would result in (i) extending the Services provided by Evotec hereunder beyond what has been agreed to by the Parties (ii) altering the scope of Services leading to additional costs for Evotec, unless Novo Nordisk agrees to adjust payments to Evotec to cover such extended Services or additional costs, or (iii) unreasonable alterations in Evotec’s Project-specific costs calculations, unless Novo Nordisk agrees to cover such unreasonable alterations.

3.5

Project Leader(s). Evotec and Novo Nordisk shall each appoint a scientific project leader for each Project, who will serve as the principal point of contact between the Parties for each Project. Evotec’s Project Leader shall keep Novo Nordisk’s Project Leader fully informed of the progress of the particular Project. Evotec shall ensure that its Project Leader is reasonably available for telephone and face-to-face discussions with Novo Nordisk’s personnel. Evotec’s Project Leader shall report at least once every two weeks to Novo Nordisk’s Project Leader (with or without participation of project teams) in person, by video, telephone or electronic communication.

3.6	Changes. For the avoidance of doubt, the Steering Committeeand the Project Leaders shall not be authorized to amend this Agreement or the Appendices.

3.7

Visiting Professionals. Novo Nordisk may invite additional representatives to attend meetings of the Steering Committee. All such representatives will be bound by terms and conditions equivalent to those of this Agreement. Voting will be in accordance with Section 3.3

4.	Performance of the Services

4.1	Performance of Projects. The Parties shall collaborate to perform each Project which shall comprise the provision of Services as specified in the respective Project Description(s).

4.2	Obligations of the Parties. The Parties shall:

a)	use reasonable efforts to carry out their respective obligations under this Agreement; and

b)

perform their respective obligations under this Agreement with all due skill, care and diligence, in a timely and professional manner, and in accordance with the estimated timetable mutually agreed between both Project Managers, the Steering Committee and/or in the respective Project Description(s).

4.3

No Guarantee of Outcome. The Parties acknowledge that, as with all research and development projects, it is not possible to guarantee that any Project will be successful or completed within a specified time-scale, or at all. In particular, it is not possible to guarantee that the Assay Development will result in a useful Assay, that the Screening Services and Profiling Services will generate any hits or the Medicinal Chemistry Services any leads. Accordingly, Evotec shall not be liable for failure of any Project to generate any useful results provided that Evotec has used reasonable efforts to carry out its obligations under this Agreement in accordance with Section 4.2 and has adhered to the expressed and mutually agreed Project Description(s) in the performance of Services of each respective Project.

4.4

Re-allocation of FTEs. The Steering Committee shall have the right to re-allocate any or all of the FTEs being sponsored by Novo Nordisk hereunder to perform any of the various Services covered under the Agreement; provided, however, that such re-allocation shall take effect at a reasonable time to be mutually determined by the Parties but in no event any later than sixty (60) days from the Steering Committee’s date of decision.

4.5

Pursuant to the terms and conditions of this Agreement, Evotec will apply to the Services at its site in Verona the then-current and applicable Good Manufacturing Practices, Good Clinical Practices and/or Good Laboratory Practices.

5.	Novo Nordisk Materials

5.1

Providing Novo Nordisk Materials. Novo Nordisk shall provide Novo Nordisk Materials to Evotec free of charge in accordance with the timetable and the specification set out in each respective Project Description(s), and to the extent mutually agreed between the Parties as being necessary for the performance of a Project(s) by Evotec hereunder.

Novo Nordisk hereby represents that to Novo Nordisk’s knowledge, it shall have the right to transfer, or has transferred, all such Novo Nordisk Materials to Evotec for the purposes of performing the Services in each respective Project.

Novo Nordisk hereby further represents that such Novo Nordisk Materials provided to Evotec will be provided in compliance with all applicable federal, state, local and international laws, rules, regulations, orders and guidelines. In accordance with Section 9.5 of this Agreement, Novo Nordisk shall inform Evotec of any safety hazard that relates to any of the Novo Nordisk Material.

5.2

Property of Novo Nordisk Materials. Novo Nordisk Materials shall remain the exclusive property of Novo Nordisk. Evotec shall use Novo Nordisk Materials solely for the purpose of carrying out its obligations under this Agreement.

5.3

Use of Novo Nordisk Materials. Evotec shall not provide any of Novo Nordisk Materials, or any information associated with Novo Nordisk Materials to any Third Party. Evotec may provide such Novo Nordisk Materials to its Affiliates and to Services Sub-Contractors as defined and in accordance with Section 13.8 for providing Service. Evotec shall not use Novo Nordisk Materials in humans, animals, or plants, or for any purpose other than the Project’s purpose.

Except to the extent required to enable Evotec to perform the Drug Discovery Services, Evotec hereby further agrees that it will not, directly or indirectly, reverse engineer, deconstruct or in any way analyze or determine the identity, structure or composition of any Novo Nordisk Materials or the properties thereof (chemical, biochemical, physical, biological or other).

5.4

Retention of Novo Nordisk Materials. Unless otherwise agreed or directed by Novo Nordisk in writing (or, in case of other obligations of Evotec for Novo Nordisk Materials provided by Third Parties on behalf of Novo Nordisk under separate agreements with Evotec), Evotec shall retain all unused Novo Nordisk Materials for a period of six (6) months (“Retention Period”). Upon the expiration of such Retention Period, Evotec shall return or appropriately discard or destroy all such unused Novo Nordisk Materials as directed by Novo Nordisk. Upon request, an authorised officer of Evotec shall confirm in writing its compliance with this Section. In case Novo Nordisk Material is provided to Evotec on behalf of Novo Nordisk by Third Parties under separate agreements between Third Parties and Evotec, these agreements may require the return of such Novo Nordisk Material to the providing Third Party. For the avoidance of doubt, in such a case, these agreements shall prevail with respect to Evotec’s obligation to return, discard or destroy the unused Novo Nordisk Materials as set forth in Section 5.4 (second sentence).

6.	Confidential Information

6.1

“Confidential Information” shall mean all Novo Nordisk Background IP, Evotec Background IP, Project IP, Evotec IP disclosed by one Party to the other Party under this Agreement or other proprietary business, technical and/or research information.

6.2	“Confidential Information” shall not include any information which:

6.2.1	is or becomes public knowledge through no improper conduct on the part of the Party receiving the Confidential Information; and/or

6.2.2	is already lawfully possessed by the Party receiving Confidential Information prior to receiving it; and/or

6.2.3

is obtained subsequently from a Third Party without any obligations of confidentiality and such Third Party is in lawful possession of such information and is not in violation of any contractual or legal obligation to maintain the confidentiality of such information; and/or

6.2.4	is independently developed by the Party receiving the Confidential Information, as evidenced by such Party’s written records, without use or reliance upon such Confidential Information;

6.2.5	is approved for release by written authorization of the original Party disclosing the Confidential Information.

6.3

Exceptions. For the purpose of Section 6.2, no information which is specific shall be deemed to be within any of the exceptions, stipulated in Section 6.2, merely because it encompasses more general information which falls within one or more of the foregoing exceptions.

6.4	Onus to demonstrate. The onus to demonstrate that any of the exceptions set out in Section 6.2 applies shall fall on the asserting Party.

6.5

Disclosure of Confidential Information. Each Party shall keep, and shall cause its respective employees, directors, auditors, agents, consultants, and Affiliates to keep confidential all Confidential Information belonging to the other Party and shall not use any Confidential Information belonging to the other Party for purposes other than carrying out the Project(s) and/or exercising its rights hereunder.

6.6

Permitted Disclosures. In the event any Party determines that it is required by law or by a regulatory authority having jurisdiction to disclose any Confidential Information, whether by way of public filing or otherwise, then that Party shall promptly give written notice thereof to the other Party and (subject to such law or regulatory authority) permit the other the right to review such disclosure, obtain a protective order or to terminate any further discussions. Disclosures made under this paragraph shall not otherwise exempt the disclosed Confidential Information from protection under this Agreement.

6.7

Confidentiality Term. The requirements of this Section 6 shall continue in effect for a period of seven (7) years, with the exception set forth in Section 10.3 b), following expiration or Term of this Drug Discovery & Development Services Agreement or the expiry of the exclusivity period defined in Section 10.4 (whatever is later

7.	Publicity and Company Names

7.1

Press Releases. In the event Evotec or Novo Nordisk wish to publish a press release relating to this Agreement, either Party will contact the other Party to discuss the possibility of a release, and such other Party will give reasonable consideration to the request.

In any event, both Parties agree not to issue any press releases without written approval from the other Party.

7.2	Neither the Novo Nordisk nor Evotec shall produce or make public, any forms of advertising, sales literature or other written or oral statements in connection with, or alluding to:

a)	work performed under this Agreement or the relationship between the Parties created by it, having or containing any reference to the names of Novo Nordisk or Evotec;

b)	work having or containing the logos, trademarks or service marks, alone or as part of another name or mark, without the prior written approval of an authorized representative the other Party.

8.	Delivery and Payments

8.1

Project Costs. All Project costs and fees will be invoiced by Evotec as specified in the particular Project Description on an FTE or non-FTE basis as the case may be. All sums specified in the Project Description are exclusive of Value Added Tax or any other sales tax or duties. Where applicable, the foregoing shall be payable to Evotec by the Novo Nordisk. All sums payable under this Agreement shall be paid in EURO unless otherwise specified in the respective Project Description. Payments shall be made by direct wire transfer within forty-five (45) days of the date of invoice. Any payment payable by Novo Nordisk hereunder is subject to receipt by Novo Nordisk of an invoice prepared in accordance with the Novo Nordisk invoicing instructions set forth in APPENDIX 1.

8.2

Delivery. Title to and all risk in each Project Deliverable shall pass to Novo Nordisk on an Evotec’s Ex-Works (Hamburg/Abingdon/Manchester/Munich/Goettingen/Toulouse - as the case may be) (Incoterms 2010) basis.

Notwithstanding the foregoing, unless requested otherwise by Novo Nordisk, Evotec shall act as an agent to arrange shipping of all Project Deliverables to Novo Nordisk or any designee and shall insure such Project Deliverables during shipment in accordance with Novo Nordisk’s instructions.

For the avoidance of any doubts, both Parties agree, that payments are payments for research services, including associated costs. In case that reagents, Active Pharmaceutical Ingredients (API) etc. need to be send between the Parties, as part of the research activities, those will be send from Evotec, including its sites mentioned above, based on Ex-Works (Incoterms 2010).

8.3

Licenses. If (a) license(s) from a Third Party is (are) required to perform the Project(s) and payment to such Third Party for such license(s) is required, Novo Nordisk shall be notified of, and shall make a decision as to (i) obtain said license(s) which would enable Evotec to perform such Project(s), to the extent specified in the respective Project Description(s);or (ii) exclude those Services from the Project(s) that would require such Third Party license(s). If Novo Nordisk determines to obtain said license(s), then Novo Nordisk shall bear the cost of said license(s). If Novo Nordisk elects said exclusion or cessation, the amount payable by Novo Nordisk to Evotec shall be reasonably adjusted according to such exclusion or cessation.

8.4

Interest. If Novo Nordisk fails to pay any sum due under this Agreement in full by the due date for payment, then Evotec may, without prejudice to any other available right or remedy, charge interest on any outstanding amount on a daily basis at a rate equivalent to LIBOR six (6) months plus two percent (1%), or, if lower, the highest rate permitted under applicable law.

8.5

Withholding Tax. All sums payable under this Agreement shall be paid in full without any deductions (including, but not limited to, deductions in respect of items such as income, corporation, or other taxes, charges and/or duties) except insofar as Novo Nordisk is required by law to deduct withholding tax from sums payable to Evotec. If Novo Nordisk is required by law to deduct withholding tax, then Novo Nordisk and Evotec shall co-operate in all respects and take all reasonable steps necessary to (i) lawfully avoid the making of any such deduction or (ii) to enable Evotec to obtain a tax credit in respect of the amount withheld.

9.	Warranties

9.1	Representations and Covenants of the Parties. The Parties hereby agree to each of the following:

9.1.1

Compliance with Law. The Services will be conducted in compliance with all applicable federal, state, local, international, health authority and institutional laws, rules, regulations, orders and guidelines. Each Party shall do all things necessary to obtain, in a timely manner, all licenses and approvals required to conduct the Services.

Novo Nordisk acknowledges that only electronic laboratory notebooks will be kept for all work conducted at Evotec’ssites in Hamburg, Munich and Goettingen (Germany); Manchester and Abingdon (UK) and Toulouse (France) and that Novo Nordisk will receive only excerpts from such laboratory notebooks.

9.1.2

Conflicting Obligations. Neither Party has, to its knowledge, granted any right or entered into any agreement or understanding with any Third Party that conflicts with either Party’s obligations or rights under this Agreement, nor will either Party do so during the term of this Agreement.

9.1.3

Further Assurances. Each Party shall execute such further documents, instruments, and assurances, and take such further actions as the other Party may reasonably request from time to time to better enable the other Party to exercise its rights under this Agreement.

9.2

Assignment of Rights. As far as permissible by the applicable law, Evotec warrants that each of its employees, students, representatives, agents, consultants, allowed Sub-contractors (in accordance with Section 13.8) or any other Person engaged in performing the Services has entered or will enter into an agreement which provides for the assignment to Evotec of all Project IP made, conceived of or reduced to practice by such employee, student, representative, agent, consultant, allowed Sub-contractor or any other Person in the performance of the Services under this Agreement . Unless agreed otherwise or other than those that may be specifically listed or referenced herein, no license or other Intellectual Property Right to Project IP is granted to Evotec by implication or otherwise, by virtue of this Agreement. All use of Project IP by Evotec or its employees, representatives, agents, consultants, allowed Sub-contractors or any other Person engaged in performing the Services will at all times inure to the benefit of Novo Nordisk.

9.3

Skills and training. Evotec will ensure (i) that its staff employed in providing the Services have the necessary skills and training to provide the Services, and (ii) that Evotec’s facilities and equipment used by the staff to provide the Services are of an appropriate standard.

9.4

Exclusion of Warranties. Except as set forth herein, all warranties implied by law (whether by statute, common law, trade usage, custom or otherwise) are hereby excluded for Evotec to the maximum extent permitted by law.

Without limitation to the generality of Section 9.1-9.3, Evotec gives no warranty that the Evotec Compounds or Project Compounds:

a)	are fit for any purpose;

b)	are safe for use in connection with humans, animals or plants;

c)	are non-toxic;

d)	are non-hazardous;

e)	are new or have never been published; and/or

f)

do not infringe the Intellectual Property Right of any Third Party nor that the production or use of the Evotec Compounds or Project Compounds will not infringe the Intellectual Property Right of any Third Party.

9.5

Safety Hazards. If either Party becomes aware of any safety hazards that relate to any of the deliverables, it shall promptly notify the other Party by providing all information in its possession or control concerning such safety hazards.

10.	Ownership of Intellectual Property

10.1

Ownership of Project IP. Subject to Sections 10.3 and 10.4, Novo Nordisk shall own all Project IP and Evotec hereby assigns all Project IP to Novo Nordisk as far as permissible by applicable law. To the extent any rights in the Project IP cannot be assigned to Novo Nordisk by Evotec, Evotec hereby grants to Novo Nordisk a perpetual, irrevocable, worldwide, royalty-free, exclusive, transferable license with the right to sublicense through multiple tiers to practice such non-assignable rights in any manner for any purpose. Evotec shall have no ownership or other interest in any Project IP. Upon the reasonable request of Novo Nordisk, Evotec shall execute such documents deemed necessary by Novo Nordisk and assure that all ownership or other interests of the Project IP vest in Novo Nordisk. Novo Nordisk shall reimburse Evotec for all reasonable out-of-pocket costs and expenses actually incurred by Evotec to execute and deliver to Novo Nordisk any such document referred to immediately above.

10.2	Notification and Delivery of Project IP. Evotec shall inform Novo Nordisk of, and deliver, all Project IP to Novo Nordisk through the Project Reports or as otherwise agreed.

10.3	Structures.

For clarity, the spatial pattern of a crystallized Target or complexes of such Target with Compounds characterized (“Structures”) e.g. by X-ray analysis or NMR analysis generated from the performance of Structural Biology Services under this Agreement shall be considered Project IP.

In case and as long as the Target and/or the Compounds are exclusively owned or Controlled by Novo Nordisk, Evotec will not perform Structural Biology Services to Third Parties on such Target and/or Compounds.

Notwithstanding the foregoing, Evotec shall be free to perform Structural Biology Services on the Public Domain Target either alone with no ligands bound or within complexes with any ligands other than Compounds owned or Controlled by the Novo Nordisk.

For the avoidance of doubt, in case the Target is a Public Domain Target but a Compound is owned or Controlled by the Novo Nordisk, Evotec shall be free to perform Structural Biology Services on such Target on compounds other than the Compound owned or Controlled by the Novo Nordisk.

In case the Structure of a particular Public Domain Target is owned or Controlled by Evotec, Evotec will grant to Novo Nordisk a non-exclusive, fully paid up, worldwide, perpetual, irrevocable, sub-licensable and assignable license to use such Structure of the Public Domain Target to the extent necessary to develop and commercialize Project IP.

10.4

Certain Project Compounds. Excluded from Project IP shall be the composition of matter of (i) Project Compounds re-synthesized from the Evotec Libraries, (ii) Project Compounds acquired from Third Party Evotec(s), or (iii) Project Compounds which are or become part of the public domain or the prior art at or after the date of first shipment of compounds, other than through Evotec’s breach of its confidentiality obligations under this Agreement.

Compound Exclusivity. All Project Compounds, other than those excluded in Section 10.4 paragraph 1, shall be exclusive to Novo Nordisk for a period of [***] from the date of first shipment of such Project Compound. At the expiration of such exclusivity period for a given Project Compound, Evotec’s confidentiality obligation as set forth in Section 6.7 with regard to such Project Compound as composition of matter shall end. For the avoidance of doubt, with the exception of the regulation set out in the preceding sentence, Evotec’s confidentiality obligations towards Novo Nordisk regarding all other Novo Nordisk Confidential Information shall continue as outlined in Section 6 and by way of example, Evotec shall not be permitted to use any know-how which is part of the Project IP for screening with any third party Targets.

Restrictions. The screened Evotec Compounds shall not be screened against the same Target for any third party other than Novo Nordisk and Evotec represents and warrants that it has and shall have sufficient operational procedures in place to prevent any such screening from occurring. For clarity, Evotec agrees and acknowledges that the physical Project Compound samples used under this Agreement shall not be used by Evotec for any third Party.

10.5

Ownership of Evotec IP. Evotec shall own (i) all Evotec Background IP and/or (ii) all Intellectual Property Rights relating to generally applicable technology, methodology or processes essentially developed by Evotec, including all improvements, variations, modifications or enhancements of the Intellectual Property Rights described in (i) and (ii) conceived, discovered, invented or made by Evotec during the performance of Services hereunder (referred to as “Evotec IP”). Novo Nordisk shall have no ownership or other interest in any Evotec IP. No rights to Evotec IP are granted under this Agreement, unless explicitly stated hereunder or mutually agreed otherwise in writing on a case-by-case basis.

Evotec will not in any way seek to rely on any Evotec IP which it may have to prevent Novo Nordisk from exercising any right or using the Project IP or Structures owned by the Novo Nordisk under this Section 10.

Novo Nordisk acknowledges that Evotec does not guarantee that a Third Party has not filed any patent application or will not file any patent application on any Project Compound, hit, or their manufacture, use or formulation.

10.6

Ownership of Novo Nordisk Background IP and Project IP and license. Novo Nordisk shall own all Novo Nordisk Background IP and Project IP. Evotec shall have no ownership or other interest in any Novo Nordisk Background IP. Novo Nordisk grants to Evotec a limited non-exclusive, royalty-free, non-transferable, sub-licensable license to use Novo Nordisk Background IP solely for the purposes of carrying out its obligations under this Agreement. The limited non-exclusive, royalty-free, non-transferable, sub-licensable license expires either the day that the particular Project is completed or the last day of this Agreement, whichever day occurs first.

10.7

Know-How in the Public Domain. Nothing contained in this Agreement shall restrict, hinder or prohibit the right of either Party to use any know-how, data or information of the other Party which is freely available and in the public domain.

10.8

Support. Novo Nordisk shall have the exclusive right but not the obligation to initiate and file for patent, prosecute, maintain and defend any and all patentable ideas and concepts with respect to Project IP that it owns (exclusively pursuant to this Agreement). Evotec will report in writing to Novo Nordisk any and all Project IP through the Project Reports or as otherwise agreed.

Evotec agrees to assist Novo Nordisk, at Novo Nordisk’s expense, to obtain and from time to time enforce and defend Project IP in any and all countries, and to execute all documents reasonably necessary for Novo Nordisk or any designee to do so.

10.9

Rights. Each Party shall have the right to grant, sell, license or otherwise transfer in whole or in part any of the Intellectual Property Rights which it owns in accordance with the terms and conditions of this Agreement.

10.10

No Implied Rights. Except as provided in this Agreement, no express or implied licenses or other rights are provided by either Party to the other under any patents, patent applications, trade secrets or other proprietary rights of a Party herein.

11.	Term and Termination

11.1

Term of Drug Discovery & Development Services Agreement. This Drug Discovery & Development Services Agreement shall become effective on the Effective Date and shall continue in effect for a period of two (2) years unless renewed by the Parties or terminated in accordance with Section 11.3 below.

11.2	Termination of Projects.

11.2.1

Subject to Section 11.2.2, either Party to a particular Project may only terminate such Project in the event of material breach of any of its essential requirements by the other Party and failure of the other Party to remedy such breach within thirty (30) days of receipt of written notice specifying the breach (or, if the breach cannot reasonably be remedied within such thirty (30) day period, failure by the other Party to make good faith efforts diligently to pursue completion of remedy).

The Parties agree that the Project objectives as defined in the individual Project(s) are target objectives. Evotec’s ability to fulfill these objectives inter alia depends at least partly on the technical parameters defined from time to time by the Steering Committee. Evotec and Novo Nordisk agree that any failure to meet the defined Project objectives shall not be deemed a material breach of Evotec’s obligations under the Projects, provided that Evotec uses reasonable efforts to fulfill the Project objectives in accordance with Section 4, including Evotec’s adherence to the expressed and mutually agreed Project Descriptions in the performance of Services of each respective Project.

11.2.2	The Parties may agree to terminate a particular Project with immediate effect or in accordance with a specific schedule if the Parties mutually agree that the Project is technically not feasible.

11.2.3	Novo Nordisk may terminate a particular Project without cause by providing Evotec with forty-five (45) days prior written notice.

11.2.4

Termination of a specific Project will be effective only as to such specific Project, as the case may be, and shall not affect the validity of this Agreement or the continuation of other Projects; provided however, that such reason for termination by a Party in a specific Project is not tantamount to a material breach of this Agreement. In such case, either Party may have the right to terminate this Agreement pursuant to Section 11.3.1 below.

11.2.5	Novo Nordisk shall have the right to cancel any preclinical or development Service/ portion of Service or ‘Proposal’ amended under this Agreement at any time with formal written notice to Evotec.

a)

Cancellation or postponing pre-booked animal study slots: In the event that Novo Nordisk requests to cancel or post-pone (by more than 15 working days) a pre-booked animal study slot, Evotec will make all commercially practical efforts to fill that slot.

b)	For in-life animals studies, Novo Nordisk shall also pay a cancellation fee as follows:

•	If the cancellation occurs within 60 days of the start date of the in-life study, Novo Nordisk agrees to pay Evotec [***]% of the overall study price detailed in this proposal.

•	If the cancellation occurs within 30 days of the start date of the in-life study, Novo Nordisk agrees to pay Evotec [***]% of the overall study price detailed in the proposal.

c)

In the event that Novo Nordisk requests to post-pone the pre-booked slot by more than 15 working days from the planned start date, Novo Nordisk may pay a rescheduling fee of [***]% of the price detailed in this proposal. In the avoidance of doubt postponement is not to be regarded as a cancelation and subsequent rebooking.

Should it be necessary to terminate the study prior to the planned completion date, due to any unexpected adverse events (for example, dosing results in toxic effects leading to, either the death or the euthanasia of the animal on welfare grounds) then Novo Nordisk will be notified immediately and Novo Nordisk shall be responsible for payment for all work completed (including cost of animals and fees related to the maintenance of them, purchase of materials, waste disposal fees etc.) and for any additional work and associated costs necessary to come to a mutually agreeable stopping point The associated fees will be re-conciliated in a change order as agreed in advance with Novo Nordisk.

11.3	Termination of Drug Discovery & Development Services Agreement.

11.3.1

Evotec or Novo Nordisk may only terminate this Agreement immediately by giving written notice to the other Party in the event Evotec or Novo Nordisk (a) files a petition in bankruptcy or is adjudicated as bankrupt or insolvent under applicable law; or if a petition in bankruptcy is filed against such Party and that proceeding is not terminated within one hundred twenty (120) days of being instituted; (b) makes an assignment for the benefit of creditors; (c) applies for or consents to the appointment of an administrator, administrative receiver, or receiver or similar official appointed over the whole or any significant part of its business and assets and is unable to pay its debts generally as they become due; or (d) makes an order or passes or proposes a resolution for winding-up Evotec or Novo Nordisk (except for the purposes of a valid amalgamation or reconstruction), or upon or after the breach of any material provision of this Agreement by the other Party.

11.3.2	Novo Nordisk may terminate this Agreement immediately by giving written notice to Evotec upon an Evotec Change of Control (defined in Section 13.2).

11.3.3	Novo Nordisk may terminate this Agreement on 180 days written notice without cause.

11.3.4

With respect to each Project and subject to Section 11.2.3 above, this Drug Discovery & Development Services Agreement will in any event remain in force until the respective Project expires or is terminated.

11.4

General Effects of Termination. The termination of this Drug Discovery & Development Services Agreement or any individual Project shall not affect the obligations of either Party in relation to activities which have been rendered or payments made by a Party prior to such termination, including without limitation, Novo Nordisk’s ownership rights to Project IP and Evotec’s obligation to assign all Project IP to Novo Nordisk as further expressed in Section 10.4 herein up to the time of termination.

All provisions of this Agreement which must survive in order to give effect to its meaning will survive termination or expiration of this Agreement.

The provisions of Section 6 (Confidential Information) shall survive the expiration or termination of this Agreement in accordance with Section 6.7.

11.5 Specific Effects of Termination.

11.5.1

Termination of this Agreement or an individual Project shall be without prejudice to any rights of action which may have accrued to either Party. Evotec will invoice to Novo Nordisk all costs for Drug Discovery & Development Services completed and irrevocable costs incurred by Evotec in accordance with this Agreement and/or the particular Project Description prior to the effective date of termination (e.g. raw materials or Reagents ordered, the reservation of screening slots). Additional payments may be due in accordance with the Project Description(s).

11.5.2

Subject to Section 11.2.3 and 11.3.2, upon termination, all rights and obligations of the Parties under this Agreement or one or more individual Projects, as the case may be, shall terminate unless specified in this Agreement or the individual Project(s) to survive termination, except for Novo Nordisk’s ownership rights and Evotec’s related obligations in accordance with Section 10.4 and 11.4, and Novo Nordisk’s obligation to pay Evotec for any amounts due in accordance with Section 11.5.1.

Upon termination of this Agreement or an individual Project by Evotec or Novo Nordisk for any reason, the Parties shall, in good faith, work out a transition plan to wind down their respective work, return materials to each other, complete and deliver required reports and accountings, and settle any other outstanding issues; provided that, it is agreed that each Party is obligated to return to the other Party, or destroy, upon the written request of the other Party, all Confidential Information of the other Party in its possession, and in the case of Evotec, Novo Nordisk Materials.

11.5.3

In case of termination or expiry of the Agreement each party must return to the other any property of the other party that it has in its possession or control. Evotec must without undue delay and no later than 60 (sixty) business days after the termination notice or expiry of the Agreement provide Novo Nordisk with all data created until the date of termination:

a)	Evotec should adhere to industry best practice for data deletion methods, for example, NIST SP 800-88.

b)

Within 3 months from project completion, Evotec must provide Novo Nordisk at Novo Nordisk’s expenses with a copy of all data owned by Novo Nordisk upon request. Data will be delivered by secure means in a commonly used industry standard format. Costs for the data extraction, packaging and sending shall be mutually agreed as part of the contact definition.

12.	Human Biosamples and Animal Welfare.

12.1

In regard of the collection, storage, handling and use of human biosamples hereunder, the Parties represent and warrant to use best efforts to adhere to and comply with their respective obligations and undertakings set forth in APPENDIX 2 hereto. The Parties understand that APPENDIX 2 is an integral part of this Agreement.

12.2

The Parties agree to ensure high welfare standards for experimental animals. Evotec acknowledges that it has read and understood the Novo Nordisk Principles for the Use of Animals attached hereto as 0 and agrees to adhere to and comply with these obligations. Evotec must promptly notify Novo Nordisk in the event of any unexpected issues in relation to animal welfare or bioethical concerns that occur in the Project and during the Term. The Parties agree to collaborate to address any such issues and concerns.

12.3

Novo Nordisk i) will review the Project and the protocol(s) and ii) may require an on-site animal welfare inspection prior to approval of the particular Project. If Novo Nordisk wishes to perform an animal welfare inspection prior to or during the Term, Evotec grants Novo Nordisk, upon 30 days prior written notice, the right to audit, in a manner minimally disruptive to Evotec’s operations, Evotec’s compliance with applicable animal welfare law. Novo Nordisk’s representatives conducting such audit shall be bound by terms and conditions that are at least equivalent to those of this Agreement.

13.	No Consequential Damages, Liability, and Indemnification

13.1

No Consequential Damages. Neither Party shall be liable to the other Party for any consequential, special, incidental or indirect damages or lost profits arising out of the activities contemplated hereunder or resulting from breach by the other Party of its obligations under this Agreement, even if a Party has been advised of the possibility of such damages.

13.2

Evotec shall have no liability whatsoever to Novo Nordisk or any designee whether in contract or tort, for any loss or damage arising out of any development, exploitation, use or other activity by Novo Nordisk relating to the deliverables provided by Evotec hereunder on behalf of Novo Nordisk or any designee, or its/their respective licensees, transferees or assignees, unless due to the negligence or willful misconduct of Evotec.

Evotec’s total liability to Novo Nordisk in respect of any matters arising out of or in connection with a breach of Section 6 or of any other matters arising out of or in connection with this Agreement shall not exceed (i) where a matter relates to or is under a specific Project, one time (1x) all fees paid by Novo Nordisk to Evotec under such Project, or (ii) where a matter does not relate to or is under a Project, one (1) million Euros..

13.3

Section 13.2 shall not operate to include or limit any liability which Evotec is prohibited by law from excluding or limiting, including liability for death or personal injury caused by the negligence of Evotec.

13.4

Evotec shall fully indemnify, and keep fully indemnified, Novo Nordisk’s officers, directors, governing board members, professional staff, employees, and agents and their respective successors and assigns (the “Novo Nordisk Indemnitees”) against any and all claims, liabilities, damages, losses, costs or expenses (including reasonable legal expenses and experts’ fees) incurred by or imposed on Novo Nordisk Indemnitees or any one or more of them arising out of any Third Party claim, action, demand or judgment (“Claim”) to the extent resulting from (i) Evotec’s gross negligence or willful misconduct, or (ii) Evotec’s material breach of this Agreement.

13.5

Novo Nordisk shall fully indemnify, and keep fully indemnified, Evotec’s officers, directors, governing board members, professional staff, employees, and agents and their respective successors and assigns (the “Evotec Indemnitees”) against any and all claims, liabilities, damages, losses, costs or expenses (including reasonable legal expenses and experts’ fees) incurred by or imposed on the Evotec Indemnitees or any one or more of them arising out of any Third Party claim, action, demand or judgment (“Claim”) to the extent resulting from (i)

Novo Nordisk’s negligence or willful misconduct; (ii) Novo Nordisk’s breach of this Agreement; (iii) Novo Nordisk’s (or any designee’s) use of the Project IP; or (iv) Evotec’s use of any information or other deliverable of the Novo Nordisk (including Novo Nordisk Materials or Novo Nordisk Background IP) for the purpose of performing the Drug Discovery & Development Services, but only to the extent such claim does not result from, or arise out of, an action for which Evotec is obligated to indemnify Novo Nordisk pursuant to Section 13.4.

14.	Miscellaneous

14.1

Force Majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes, natural disasters, or any other force majeure event, involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so. If the Parties are affected by such circumstances for ninety (90) or more days, either Party may terminate a Project or this Agreement without fault.

14.2

Assignment. Neither Party may assign its obligations under this Agreement without the prior written consent of the other Party. However, both Parties may, without such consent assign this Agreement, and its rights and obligations hereunder, to any successor in interest (whether by merger, acquisition, consolidation, operation of law, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates (such transaction called a “Change of Control”). Notwithstanding the foregoing, Both Parties may assign its rights to any of its Affiliates.

14.3

Entire Drug Discovery & Development Services Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties relating to the Services and all prior understandings and agreements relating to the Services are superseded hereby from the Effective Date. The Parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty, representation or term which is not set out in this Agreement.

This Drug Discovery & Development Services Agreement (including this Section 13) and the attached Appendices may not be amended except by mutual agreement by the Parties herein as expressed in writing signed by authorized representatives of the Parties.

For the avoidance of doubt, no Project Description, invoice or any other document shall be deemed to vary the terms of this Agreement or any Appendix, unless explicitly stated otherwise and confirmed by authorized representatives of the Parties.

14.4

No Waiver. Any failure of a Party to enforce any provision of this Agreement shall not be deemed a waiver of its right to enforce such provision on any subsequent occasion. No waiver of any provision of this Agreement shall be valid unless it is in writing and is executed by the Party against which such waiver is sought to be enforced. A waiver by any of the Parties of any provision of this Agreement will not be construed to be a waiver of any succeeding breach thereof or of any other provision of this Agreement.

14.5

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

14.6

Governing Law. The laws of Denmark (without giving effect to its conflict of laws principles) govern all matters arising out of or relating to this Agreement (including, without limitation, its interpretation, construction, performance, and enforcement).

14.7 Dispute Resolution. The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation between executives who have authority to settle the dispute. The executives must be at a higher level of management than the persons with direct responsibility for administration of this Agreement. Thereafter, any disagreements that prevail for more than thirty (30) days should be settled by arbitration.

14.8

Sub-Contracting. With respect to each Project, if Evotec desires to sub-contract Services to a Third Party sub-contractor (each sub-contractor a “ Services Sub-Contractor”), Novo Nordisk shall have the right to approve the use of such Services Sub-Contractor. For the avoidance of any doubts, Evotec’s Affiliates shall not be deemed as Services Sub-Contractors. Evotec may sub-contract Services to its Affiliate(s) without obtaining prior written approval of Novo Nordisk. Evotec hereby agrees that each Services Sub-Contractor and its Affiliates shall agree in writing to conduct such sub-contracted Services in accordance with, and subject to, terms and conditions equivalent to those of this Agreement. Evotec hereby further agrees that Evotec shall be solely responsible and liable for the Services conducted by each Services Sub-Contractor or Affiliate as if such Services were conducted by Evotec.

14.9

Independent Contractors. It is expressly agreed that Evotec and Novo Nordisk will be independent contractors and that the relationship between the parties will not constitute a partnership or agency of any kind. Neither Evotec nor Novo Nordisk will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding for the other Party, without the prior written consent of the other Party.

14.10

Notices. All notices and other communications provided for under this Agreement will be in English in writing sent as PDF via e-mail in advance. Originals are sent without undue delay by airmail as a default unless overnight delivery service is requested, and in each case will be addressed to the parties at the following addresses:

For Evotec:	For Novo Nordisk:

Evotec International GmbH	Novo Nordisk A/S
Attn. Legal Department	Novo Alle
Manfred Eigen Campus	2880 Bagsvaerd, Denmark
Essener Bogen 7	Attn: Head of Business Development
22419 Hamburg, Germany	copy: Legal Dept
Fax: + 49-40-56081-222	Fax: +45- 4442 1830

14.11

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be signed and delivered by facsimile, each of which will be binding when sent, and in each case an original will be sent via overnight courier.

[signature page follows]

IN WITNESS WHEREOF, Evotec and Novo Nordisk have executed this Agreement by duly authorized representatives as of the Effective Date.

Novo Nordisk A/S	Evotec International GmbH

By: [***]	By: [***]
Title: SVP Global Drug Disc.	Title: EVP Legal

By: [***]	By: [***]
Title: EVP Project Manegement	Title: SVP Group Accounting